Orignal

LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("Agreement") is made as of January 20, 2005 (the "Effective Date") by and between BioMeridian Corporation, Inc., a Utah corporation ("BMI") and Fresh Medical Laboratories Inc., a Delaware limited liability corporation ("FML"), each a "Party," and collectively the "Parties."

BACKGROUND

WHEREAS, BMI owns certain BMI Licensed Patents and other BMI Technology (as defined below); and

WHEREAS, FML wishes to obtain a license from BMI to the BMI Licensed Patents and to related BMI Technology, all on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1.1 "**Act**" means the Federal Food Drug and Cosmetic Act and the regulations promulgated there under.

1.2 **"Affiliate"** shall mean any corporation or other business entity that during the term of this Agreement controls, is controlled by, or is under common control with a Party, but only for so long as such entity controls, is controlled by, or is under common control with that Party. For this purpose, control shall mean the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote, and for non-stock organizations, the right to receive fifty percent (50%) or more of the profits by contract or otherwise, or in countries where control of fifty percent (50%) or more of such rights is not permitted in the country where such entity exists, the maximum permitted in such country.

1.3 "**Applicable Law(s)**" means the Act, regulations and all other applicable laws, rules, regulations and guidelines that apply to the import, export, development, marketing, distribution or sale of the Products in any particular country or the performance of either Party's obligations under this Agreement, to the extent applicable and relevant, and including all current Good Manufacturing Practices or current Good Clinical Practices standards or similar guidelines promulgated by the Competent Authorities, as well as U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

1.4 "**BMI Know-How**" means any and all Know-How related to a medical impedance measurement technology and which is under the Control of BMI as of the Effective Date, and any and all Improvements thereto, which is not covered by the BMI Licensed Patents, but is

necessary or useful to the use, development, manufacture, marketing, promotion, distribution, sale and/or commercialization of Products in the Field.

1.5 "**BMI Licensed Patents**" shall mean the Patents pending and applications listed in Exhibit 1, all Patents that may be granted on such Patents pending and applications, and all reissues, reexaminations and extensions thereof, as well as any future Patents granted to BMI or its Affiliates that relate to the BMI Technology or are necessary or useful to the development, manufacture or sale of Products in the Field. The foregoing also includes all divisions, renewals, continuations, provisionals, and continuations-in-part of the foregoing.

1.6 "**BMI Technology**" means the BMI Licensed Patents (including Patents pending and applications listed in Exhibit 1), the BMI Know-How and Improvements, and any other intellectual property related to the development, manufacture and sale of a medical device that:

1.6.1 is within the scope of one or more Valid Claims of the BMI Licensed Patents and Improvements in the country of manufacture or sale;

1.6.2 is produced, processed or otherwise manufactured by a process or method within the scope of one or more Valid Claims of the BMI Licensed Patents, and Improvements in the country of such manufacture;

1.6.3 is used in a process and/or method within the scope of one or more Valid Claims of the BMI Licensed Patents and Improvements in the country where such Formulation is made or sold; or

1.6.4 incorporates or utilizes any trade secrets of BMI that are useful in the development, manufacture or sale of a Product.

1.7 "**Business Day**" means any day other than Saturday or Sunday and any day other than a day on which banks in Salt Lake City, Utah, are required or authorized to be closed.

1.8 "**Competent Authorities**" means collectively the entities in each country responsible for the regulation of medicinal products intended for human use, including without limitation the FDA, or any other successor entities thereto.

1.9 "**Confidential Information**" means any and all proprietary or non-public information (including information related to the BMI Technology and FML's technology and intellectual property) of a Party relating to any trade secret, drug delivery technology, data, books and records, process, method, product, research project, work in process, future development, scientific or engineering matter, manufacturing, marketing or sales, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

1.9.1 is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

1.9.2 is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

1.9.3 is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

1.9.4 is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party's Confidential Information; or

1.9.5 is the subject of a written permission to disclose provided by the disclosing Party.

1.10 "**Control**" means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.11 **"Field"** shall mean the world-wide market for medical devices intended for human use which are marketed or sold or intended to be marketed or sold by: (i) making medical claims regarding the device's utility for diagnosing, screening, preventing, or mitigating any disease or medical condition which are approved by or intended to be approved by one or more regulatory authorities under the laws of a specific country. If a specific country does not require regulatory approval to make medical claims regarding the device's utility for diagnosing, screening, preventing, or mitigating any disease or medical condition, such country will be automatically included in the Field for the aforementioned functions, and/or (ii) by using the medical device's utility or potential utility to diagnose, screen, prevent, or mitigate workplace or job stress as defined by the US National Institute for Occupational Safety and Health (NIOSH), which may or may not involve medical claims or may or may not require approval by regulatory authorities for such intended use.

1.12 "**First Commercial Sale**" means (a) with respect to a country, the first sale for use, consumption or resale of Product(s) utilizing the BMI Technology by FML or its Affiliates or Sublicensees in such country and (b) with respect to the world generally, the First Commercial Sale in any country.

1.13 "**Governmental Approval(s)**" means all permits, licenses and authorizations, including Marketing Authorizations required by any Competent Authority as a prerequisite to the manufacturing, packaging, marketing and selling of the Product in any country or local area.

1.14 "**Improvements**" means any and all Know-How, developments, enhancements, modifications, inventions or discoveries in the Field relating to the BMI Technology that are developed, created or acquired by BMI, at any time during the Term, whether patentable or not, and shall include, but not be limited to, developments, inventions or discoveries intended to enhance the safety or efficacy of the BMI Technology and all intellectual property rights related thereto, in each case limited to the Field.

1.15 "**Know-How**" means any and all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols, any and all pre-clinical and clinical data, and information, whether or not patentable, which are not generally publicly known, including but not limited to any and all chemical, biochemical, toxicological,

and scientific research information, whether in written, graphic or video form or any other form or format.

1.16 "**Marketing Authorization**" means all necessary and appropriate regulatory approvals, including Pricing and Reimbursement Approvals, where applicable, to allow the Product to be marketed and sold in a particular country.

1.17 "**Net Sales**" shall be determined using the accrual basis of accounting in accordance with generally accepted accounting principles in the United States, applied in a manner consistent with FML's customary practices, and means the actual gross invoice sales of Product by FML or its Affiliates, Sublicensees, distributors, or other agents to Third Parties, excluding the following:

1.17.1 actual transportation charges, including insurance, paid by the selling Party;

1.17.2 import, export, sales, use and excise taxes, tariffs and duties paid or allowed by a selling Party and any other governmental charges imposed upon the importation, use or sale of a BMI Technology;

1.17.3 normal and customary (a) quantity discounts (including volume or formulary or other positioning discounts paid or credited to any wholesaler, purchaser or Third Party payor or other contractee as a result of a contractual arrangement specific to a BMI Technology), (b) cash discounts (including discounts for prompt payment), and (c) trade promotional allowances, credits, coupon redemptions and other trade development funds, in each case of (a), (b), or (c), in the ordinary course of a business;

1.17.4 discounts (including retroactive price reductions or a statutorily required reimbursement) mandated by or granted in response to local, state, provincial or federal law or regulation;

1.17.5 allowances or credits to customers on account of recalls, rejection or return (including for spoiled, damaged and outdated goods) in the ordinary course of business;

1.17.6 rebates paid or credited to any government or agency or any Third Party payor, administrator or contractee; and

1.17.7 wholesaler charge-backs allowed and taken in amounts customary in the trade.

1.18 "**Patent**" means any and all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing and all improvements, supplements, modifications or additions.

1.19 "**Pricing and Reimbursement Approvals**" means any pricing and reimbursement approvals that must be obtained before placing the Product on the market in any country in which such approval is required.

1.20 "**Principal Shareholder**" means a shareholder of BMI or one of its Affiliates who owns more than twenty percent (20%) of such entity.

1.21 "**Product or Products**" shall mean those medical devices that are based upon or utilize the BMI Technology, or otherwise would, but for the licenses granted in this Agreement, infringe any Valid Claim of a BMI Licensed Patent or infringe any claim under a pending BMI Licensed Patent that has not been rejected or disallowed, on a country-by-country basis. "Product" shall include, without limitation, BMI's current MSA Pro™ + Epic™ product (the "Current Product").

1.22 "**Royalty Term**" means the period of time commencing on the later of (i) the filing of an application for a BMI Licensed Patent in any country, and (ii) First Commercial Sale of Products in such country; and ending on the date that there are no Valid Claims under BMI Licensed Patents in such country and no claims covering the BMI Technology in any Patent applications in such country that are being actively pursued by BMI, whether through any one or more of the following: the expiration of the last to expire Valid Claim covering such BMI Technology in such country, the disallowance of all claims under pending BMI Licensed Patents, all Valid Claims being held invalid or unenforceable, or failure to actively prosecute a pending application for a BMI Licensed Patent.. The Royalty Term may vary from country to country, and shall continue for the duration of Patent rights applying to the BMI Technology on a country-by-country basis.

1.23 "**Sublicensee**" shall mean any non-Affiliate Third Party to whom FML grants the right to use, manufacture, import, offer for sale, and/or sell devices using BMI Technology.

1.24 "**Third Party**" means any entity other than FML or BMI or an Affiliate of FML or BMI.

1.25 "**Valid Claim**" shall mean a claim of an issued and unexpired BMI Licensed Patent, which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if any holding of invalidity, unenforceability or unpatentability is later reversed by a court or agency with overriding authority, the relevant claim shall be reinstated as a Valid Claim hereunder with respect to sales made after the date of such reversal.

ARTICLE 2.

INTELLECTUAL PROPERTY AND GRANTS OF RIGHTS

2.1 BMI License Grant. BMI grants FML an exclusive, worldwide, royalty-bearing license, under BMI's entire interest in and to the BMI Technology, to make, have made, use, import, have imported, sell, offer for sale, manufacture and otherwise exploit and distribute the BMI Technology, all solely within the Field; and to utilize the BMI Technology to modify existing Products and develop additional Products for use and sale within the Field, as set forth above.

2.2 Delivery of Existing BMI Technology. Upon execution of this Agreement, BMI shall promptly deliver to FML a copy of all tangible materials and related documentation in BMI's possession or control that are necessary or useful to FML's use and exploitation of the New Developments in the Field. The foregoing deliveries shall include, without limitation, all plans, device master record as define by the US FDA, source code, binary executable code, test code and any non-commercially available tools or software required to develop, compile, test, run, software code, designs, documentation, written or electronic files describing Know-How and

existing or potential Improvements related to the BMI Technology, Product samples, regulatory filings and quality findings (including ISO 9000 filings), and the like. BMI agrees to reasonably assist FML with respect to any questions of FML or additional information that FML may reasonably request pertaining to the BMI Technology.

2.3 New Patents and Product Developments.

2.3.1 Notification of Patents. During the term of this Agreement, each Party shall promptly notify each other of any additional Patents received by such Party or its Affiliates. However, except as set forth in Section 2.3.2 below, neither Party has any obligation to license any Patents or other technology to the other Party, except as may be mutually agreed upon by the Parties in writing.

2.3.2 New Product Developments. BMI shall also promptly notify FML of any additional Improvements, Know-how, technology (including modifications and improvements to the existing BMI Technology), Patents, and Patents pending or applied for, that are developed or obtained by BMI or any of its Affiliates and that (i) are embedded or merged within the Current Product, (ii) correct any malfunction, problem, or deficiency within the Current Product, or (iii) enhance or improve the functionality of the Current Product ("New Product Developments"). However, New Product Developments shall not include new or different products of BMI that include major new features not included within the Current Product. A "major new feature" is a feature that is one of the primary functions of a product, where the same or a similar function was not contained, even in a less developed form, within the Current Product. New Product Developments shall automatically be deemed BMI Technology and licensed to FML pursuant to the terms of this Agreement ("New Developments"). Upon request of FML, BMI shall promptly deliver to FML a copy of all tangible materials and related documentation in BMI's possession or control that are necessary or useful to FML's use and exploitation of the New Product Developments in the Field.

2.4 Ownership. FML acknowledges that as between the Parties, BMI shall own all interest in the BMI Technology. FML agrees that it shall do nothing inconsistent with BMI's ownership of the BMI Technology, including, without limitation, any attack on the validity of the BMI Licensed Patents or BMI's title thereto. FML acknowledges that it shall have no right, title or interest in or to the BMI Technology except to the extent set forth in the license granted to FML under this Agreement. BMI reserves all rights to use the BMI Technology in any market outside of the Field granted to FML pursuant to this Agreement. Subject to the terms or conditions of this Agreement, each Party expressly acknowledges and agrees that it shall have no right, license or any other interest in the intellectual property or technology of the other Party.

2.5 Sublicenses. FML may grant and authorize sublicenses within the scope of the licenses granted to FML pursuant to this Agreement, provided each such Sublicensee shall agree in writing to be bound by terms and conditions not inconsistent with, and no less protective of BMI's rights than, the terms and conditions hereof.

2.6 Modifications by FML. If FML independently develops or creates (or has developed or created) any modifications of a Product or derivative work of the BMI Technology, including any improvements and additions to and new versions of the BMI Technology, without participation from BMI, such modifications and derivative works (together with all related

intellectual property rights) shall be solely owned by FML, subject to BMI's interest in the underlying BMI Technology, and subject to royalty payment obligations under this Agreement if the resulting product is within the scope of the definition of "Product" set forth above. The limitation of the license of the BMI Technology to the Field shall not preclude FML from developing hereunder or otherwise acquiring or licensing add-ons or other technology outside of the scope of the Field and including such technology in a Product, so long as the BMI Technology itself is for use only within the Field.

2.7 Ongoing Development and Marketing of Products. FML agrees to pursue an ongoing program of development of Products within the Field, and to market and sell Products within the Field. The measure of FML's compliance with this obligation shall be that (i) beginning with the seventh (7th) calendar month after the Effective Date of this Agreement and for a period of two and one-half (2½) years thereafter, during each six (6) month period during such time period, FML shall spend at least US$250,000.00 on marketing and development of Products within the Field; and (ii) FML shall comply with the Product development milestones set forth in Schedule 2.7 attached hereto. If FML fails to do so, BMI may deliver written notice of such failure to FML, and FML shall have a period of six (6) months from the date of such notice in which to provide to BMI proof of compliance with its required development and marketing efforts with respect to Products. If FML fails to comply with its obligations regarding development and marketing of Products within the Field, or if at any time FML delivers to BMI written notice that it is terminating its efforts to develop or market such Products, BMI may terminate this Agreement and the licenses granted hereunder upon written notice. Such termination shall constitute BMI's sole remedy and FML's sole liability for any breach of this Section 2.7.

2.8 No Control. Except as may be expressly set forth in this Agreement, BMI will not, under the provisions of this Agreement or otherwise, have any direct or indirect control over the manner in which FML, its Affiliates or Sublicensees, or those operating on BMI's behalf, use and distribute the BMI Technology within the Field. This Agreement shall not be construed to limit FML's right to develop, license or purchase other technology or products for use, distribution and sale within the Field.

2.9 Private Labeling of Products. FML shall have the right to market, distribute and sell Products under trademarks chosen by FML. The foregoing includes, without limitation, FML rebranding and selling the Current Product under its own trademark(s).

2.10 Covenant Not to Compete.

2.10.1 BMI and its Affiliates, their officers and Principal Shareholders (collectively "Principals"), hereby covenant and agree that during the term of this Agreement and for a period of twelve (12) months thereafter, they will not, directly or indirectly, develop, market or sell, or assist in the development, marketing or sale of, any products that compete with FML's Products in the Field (a "Competitive Product"); including without limitation providing consultative services, owning, managing, operating, participating in, controlling, or being connected as a majority stockholder, partner, or otherwise with any business, individual or entity that creates, develops or markets a Competitive Product, within the United States or any other geographic area in the world where FML is doing business or has plans to do business, subject to the exception set forth in Section 2.10.4 below. The Parties acknowledge that the worldwide geographic scope of this covenant is reasonably necessary to protect FML's interests, and that FML currently has plans to

pursue marketing the Products in foreign countries and markets within the foreseeable future.

2.10.2 Non-Solicitation Covenant. BMI and its Affiliates, their officers and each Principal covenant and agree that during the term of this Agreement and for a period of twelve (12) months thereafter, they will not do anything, directly or indirectly, which would (i) solicit away from FML or otherwise tend to divert from FML any business with a customer or potential customer; including, without limitation, by providing customers' or potential customers' names, contacts or business information to a competitor of FML; or (ii) solicit, recruit, hire or otherwise cause any employee of FML to cease providing services for FML; provided, however, that the foregoing shall not apply to any generally-circulated advertisement of BMI.

2.10.3 Acknowledgements; Injunctive Relief. BMI and its Affiliates, their officers and each Principal hereby acknowledge and agree that (i) substantial and valuable goodwill will be developed through the Parties' efforts with respect to the business of selling the Products, which is intended to be protected, in part, by this Section 2.10; (ii) FML has a legitimate business purpose in requiring BMI and the Principals to abide by the restrictive covenants contained in this Section 2.10; (iii) the restrictions contained herein are reasonably necessary given BMI's and the Principals' knowledge of the Products; and (iv) competition by BMI or the Principals with the Products would severely injure FML, and monetary damages would be difficult if not impossible to ascertain. In light of the foregoing and the consideration given by FML under this Agreement, BMI and the Principals specifically agree that in the event they violate any of the provisions of this Section 2.10, irreparable harm will occur and thus shall be presumed and FML shall be entitled to an immediate injunction from any court of competent jurisdiction, in addition to any monetary damages or other relief that may be available at law or in equity. BMI and the Principals specifically release FML from the requirement of posting any bond or security in connection with temporary or interlocutory injunctive relief, to the extent permitted by law. BMI and the Principals covenant and agree not to argue in any claim or proceeding that FML has an adequate remedy at law with respect to any breach of this covenant.

2.10.4 Investment in Competing Businesses. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that nothing in Section 2.10.1 above shall prevent or prohibit a Principal from owning two percent (2%) or less of the stock or other ownership interests in any business or entity, or any division or other portion of any business or entity, which derives sales or revenues from the commercialization, sale or importing of a Competitive Product. If a Principal inadvertently acquires more than two percent (2%) of the ownership interests in any such business or entity, then upon discovery of the excess ownership interest the Principal shall promptly sell or transfer the excess ownership interest in such business or portion of such business on reasonable commercial terms and conditions until the Principal owns two percent (2%) or less of the business.

2.10.5 Severability. In the event that any restriction or term herein is deemed to be unreasonable or invalid by a court of competent jurisdiction, then it is agreed that such court shall reduce or modify such term to the minimum extent necessary to make it reasonable, valid and enforceable in the applicable jurisdiction of such court. If such

term cannot be so reduced or modified, it shall be severed and all other terms and restrictions of this Agreement shall remain in full force and effect and shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement. Sections 2.10.1 and 2.10.2 are intended to be construed as a series of separate covenants, one for each city, county, state, country or geographic area in which FML does or intends or attempts to do business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms.

ARTICLE 3.

MANUFACTURING, TRAINING AND SUPPLY

3.1 Initial Supply. BMI agrees to manufacture 5-10 fully assembled Devices with the Epic probe at BMI's cost.

3.2 Training. BMI agrees to train up to five (5) FML personnel at no charge to assemble, test, diagnose, calibrate, package and use Devices using BMI at no additional cost to FML.

3.3 Access to Suppliers. BMI agrees FML will have access to all of BMI Device purchase part suppliers, software developers, software tool providers, assembly suppliers, design drawing suppliers without qualification, additional costs or constraints. The above access is to include all parts that are included in BMI drawings and/or specification for the Device.

3.4 Verification. BMI and FML to jointly verify all process and procedures used to manufacture the Device. The verification will include any or all components to complete a device master record required for FML development of the BMI Device.

3.5 Design and Control. It is agreed that FML be allowed to establish and maintain design control of the FML version of the Device.

3.6 Notification. BMI agrees to promptly notify FML of any parts or design changes to the Device.

3.7 Ongoing Supply. BMI agree to supply additional quantities of the device to FML once the Initial Supply described in Section 3.1 is exhausted for BMI's cost plus a 3% handling fee. Should FML opt for BMI to assemble, test and package these additional units, BMI will offer these processes at its fully burdened cost.

ARTICLE 4.

PAYMENTS AND REPORTS

4.1 Royalties. During the Royalty Term, FML shall pay to BMI a royalty based on the aggregate worldwide Net Sales during each calendar year in an amount equal to seven percent (7%) of Net Sales of Products sold by FML and its Sublicensees up to $50 million in annual sales, six percent (6%) of Net Sales of Products sold by FML and its Sublicensees from $50 million to $200 million in annual sales, and five percent (5%) of Net Sales of Products sold by FML and its Sublicensees above $200 million in annual sales. Royalty obligations shall apply only to Products sold in a country during the Royalty Term in such country; prior to or after the Royalty Term in any given country (i.e., when there are no Valid Claims or valid, existing Patent

rights relating to the BMI Technology in such country, as more specifically defined in Section 1.23 above), sales of any Products shall be free of any royalty obligation.

4.2 One Royalty. Only one royalty shall be paid to BMI with respect to a particular Product subject to royalties under this Article 4, without regard to whether more than one Valid Claim within the BMI Licensed Patents or more than one item of BMI Technology is applicable to such Product.

4.3 Royalty Reports and Payments. After the First Commercial Sale by FML, its Affiliates or Sublicensees of a Product for which royalties are payable under this Article 4, FML shall make quarterly written reports to BMI within forty-five (45) days after the end of each calendar quarter, stating in each such report the number, description, and aggregate Net Sales of such Products sold during the preceding calendar quarter. Simultaneously with the delivery of each such report, FML shall pay to BMI the royalties, if any, due to BMI for the period of such report. If no royalties are due, FML shall so report.

4.4 Taxes. All taxes levied on account of the payments accruing to either Party (the "Receiving Party") under this Agreement shall be paid by the Receiving Party for its own account, including taxes levied thereon as income to the Receiving Party. If provision is made under applicable laws for withholding, such tax shall be deducted from the payment made by the other Party paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to the Receiving Party. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

4.5 Payment Method. Unless otherwise set forth herein, all amounts payable under this Agreement shall be made by wire transfer or check drawn on a United States bank account and delivered to BMI at the address set forth in Section 10.4 or such other business address as BMI may designate in writing. All payments hereunder shall be made in U.S. dollars. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due calculated on the number of days such payment is delinquent.

4.6 Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. dollars, quoted for current transactions reported in The Wall Street Journal, on the last day of the calendar quarter to which such payment pertains.

4.7 Inspection of Books and Records. FML shall maintain accurate books and records to enable the calculation of royalties payable hereunder to be verified. FML shall retain the books and records for each quarterly period for three (3) years after the submission of the corresponding report. Upon thirty (30) days prior notice to FML, independent accountants selected by BMI, reasonably acceptable to FML, after entering into a confidentiality agreement with FML, may have access to the books and records of FML to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of FML's payments and compliance with this Agreement. Such access shall be permitted during FML's normal business hours during the term of this Agreement and for three (3) years after the expiration or

termination of this Agreement. Any such inspection or audit shall be at BML's expense, unless the inspection or audit shows an underpayment of five percent (5%) or more in the payments owed under this Agreement to BMI by FML during any calendar quarter being audited, in which case FML shall bear the costs of such inspection or audit. In the event FML does not agree with the conclusions of such accounting report (whether such payments were underpaid or overpaid), then FML shall notify BMI within thirty (30) days after receipt of BMI's accountant's report. Thereafter, the Parties shall use reasonable, good faith efforts to discuss and resolve their differences, for a period of not less than thirty (30) days.

4.8 Effect of Invalidity of Patents. If (i) one or more of the Patents pending listed in Exhibit 1 or claims thereunder are ultimately rejected by the U.S. Patent and Trademark Office or, once a BMI Licensed Patent is actually issued, if it is held invalid by a court of competent jurisdiction; and (ii) FML reasonably believes that the event set forth in subsection (i) materially adversely affects its exclusive rights or ability to market and sell Products within the Field, FML shall so notify BMI and the Parties agree to negotiate reasonably and in good faith with respect to an appropriate reduction of the royalty rates for affected Products and countries. If the Parties are unable to resolve the matter within sixty (60) days of the original notice date, either Party shall have the right, by delivery of written notice to the other (the "Arbitration Notice"), to submit the matter to binding arbitration. Such matter shall then be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Parties shall each designate one disinterested arbitrator within two (2) days of the delivery of the Arbitration Notice. The Parties shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within seven (7) days of delivery of the Arbitration Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either Party fails to timely designate an arbitrator, the dispute shall be resolved by one arbitrator appointed in accordance with the AAA Rules. The Parties shall each pay an equal share of the fees and expenses of the arbitration and the arbitrators unless the arbitrators decide that the nature of the dispute requires that the fees be allocated to the Parties in a manner that more appropriately serves justice. The Parties shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within ninety (90) days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the royalty rates should be reduced and, if so, by what amount. The final decision of the majority of the arbitrators shall be furnished to the Parties in writing and shall constitute a final, binding and nonappealable determination of the issue in question. Such decision may be used in a court of law only for the purpose of seeking enforcement thereof.

ARTICLE 5.

TERM AND TERMINATION

5.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall continue in full force and effect until the Royalty Term ends in all countries in the world.

5.2 Termination for Cause. If either Party materially breaches this Agreement, the nonbreaching Party shall give the breaching Party written notice describing the alleged breach. If the breaching Party has not cured such breach within sixty (60) days after receipt of such notice, the notifying Party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately upon written notice; provided,

however, if either Party receives notification from the other of a material breach and if the Party alleged to be in breach notifies the nonbreaching Party in writing within thirty (30) days of receipt of default notice that it disputes the asserted default, the Parties shall discuss in good faith and attempt to resolve such dispute. If the Parties are unable to resolve such dispute within thirty (30) days after notice of the dispute is received by the nonbreaching Party, the matter will be submitted to a court of law. No termination that is disputed by the Parties shall become effective unless approved by such court of law.

5.3 Effect of Termination.

5.3.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination (including the payment of any accrued but unpaid royalties, fees or other payments), nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

5.3.2 Return of Confidential Information. Upon any termination of this Agreement, each Party shall promptly return to the other Party all Confidential Information received from the other Party (except one copy which may be retained for archival purposes).

5.3.3 Sell-off Rights. In the event this Agreement is terminated in its entirety for any reason prior to expiration of the Royalty Term, FML and its Sublicensees shall have the right to sell or otherwise dispose of the stock of any Products then on hand, including partially completed Products. Additionally, FML shall have the right to continue making, distributing and selling Products as necessary to meet any existing contractual obligations with any Sublicensees or any other Third Parties, for a period of up to twelve (12) months following termination. All post-termination distributions of Products by FML are subject to the royalty payment obligations under Section 3 of this Agreement, which shall survive for such purposes.

5.3.4 Licenses. Except as set forth in Sections 5.3.3 and 5.5, upon termination of this Agreement, all licenses granted by BMI to FML herein shall terminate.

5.4 Survival. In addition to where it is so stated, Articles 1, 6, 8, 9, and 11; and Sections 2.4, 2.6, 4.4, 4.7, 5.3 and 4.4 shall survive expiration or termination of this Agreement for any reason.

5.5 License Following Expiration of BMI Licensed Patents. Upon expiration of the BMI Licensed Patents, provided that this Agreement was not terminated in its entirety for any reason prior to expiration of the Royalty Term, FML shall thereafter have a perpetual irrevocable, non-exclusive, worldwide, royalty-free license under the BMI Know-How, with the right to sublicense, to manufacture, market, advertise, promote, distribute, offer for sale, sell, export and import, the BMI Technology and Products.

ARTICLE 6.

CONFIDENTIALITY

6.1 Confidential Information. Except as expressly provided in this Agreement, neither Party shall use for its own benefit or the benefit of any Third Party, or disclose to any Third Party, any Confidential Information received from the other Party hereto. In addition, either Party may disclose Confidential Information of the other (a) to its legal representatives, employees and Affiliates, and legal representatives and employees of Affiliates, consultants and Sublicensees, to the extent such disclosure is reasonably necessary to achieve the purposes of this Agreement, and provided such representatives, employees, consultants and Sublicensees have agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein; (b) in connection with the filing and support of Patent applications; (c) as reasonably required in the course of a private financing or sale of such Party; (d) or if disclosure is compelled to be disclosed by a court order or applicable law or regulation, provided that the Party compelled to make such disclosure (i) requests confidential treatment of such information, (ii) provides the other Party with sufficient advance notice of the compelled disclosure to provide adequate time to seek a protective order, and (iii) discloses only the minimum necessary to comply with the requirement to disclose.

6.2 Publicity Review. The Parties agree that no public announcement of the execution of this Agreement shall occur.

6.3 Publications. FML may publish results of research performed using BMI Technology.

ARTICLE 7.

PATENT PROSECUTION, ENFORCEMENT AND DEFENSE

7.1 Patent Prosecution. The Parties acknowledge the importance of pursuing Patents for the BMI Technology. With respect to each opportunity for pursuing a Patent on any BMI Technology in any country, BMI shall, on a timely basis, elect one of the following: (i) BMI may pursue the Patent at its own expense; (ii) BMI may grant FML the option and right to pursue the Patent at FML's sole expense; provided that FML may offset such expenses against any current or potential future royalty payments due under Article 4; or (iii) BMI may waive its right to pursue the Patent, in which event sales of Products in the affected countries may be free of royalty obligations, pursuant to Section 4.1 above. If FML believes that a Patent opportunity may be lost or jeopardized, it may request BMI to elect one of the foregoing within fifteen (15) Business Days, and BMI shall comply with such request. BMI shall consult regularly with FML and endeavor to provide FML a meaningful opportunity to review and participate in all decisions regarding the filing, prosecution and maintenance of the BMI Licensed Patents.

7.1.1 Extension of Patent Term. FML shall have the right, upon consultation with BMI and election by BMI not to take the actions described to extend the lives of the BMI Licensed Patents, to the extent permitted by any other law or regulation by, among other things, applying for supplemental protection certificates. BMI agrees to execute and deliver, at FML's expense, such further authorizations and instruments and to take such further actions as may be reasonably requested by FML to implement the foregoing.

7.1.2 Notification. BMI shall notify FML in a timely manner of any decision to abandon a pending patent application for or an issued BMI Licensed Patent. Thereafter, FML shall have the option of continuing, at its expense, to prosecute any such pending patent application or to keep such issued BMI Licensed Patent in force. If FML elects to continue such prosecution or maintenance, BMI shall execute such documents and perform such acts at FML's expense as may be reasonably necessary for FML to so continue such prosecution or maintenance.

7.2 Cooperation. FML shall make available to BMI or its authorized attorneys, agents or representatives, its employees, agents or consultants as necessary or appropriate to enable BMI to file, prosecute and maintain Patent applications for the BMI Technology for a reasonable period of time sufficient for BMI to obtain the assistance it needs from such personnel, at BMI's expense.

7.3 Prosecution of Third Party Infringements. During the Term, each Party shall give prompt notice to the other of any Third Party act that comes to such Party's attention and that may infringe or misappropriate the BMI Technology within the Field, and the Parties shall cooperate with each other to terminate such infringement (if reasonably appropriate, without litigation). If there is any Third Party infringement, BMI shall have the first option to bring any action for such infringement on behalf of itself and FML, and FML shall cooperate fully with BMI in such action; and in such event BMI shall bear the expenses of the action (including costs incurred by FML in taking any actions at BMI's request) and shall be entitled to retain any and all sums recovered in the action. BMI may settle any such claim so long as the terms of such settlement do not impair FML's rights hereunder or increase the costs to FML hereunder; otherwise, such settlement shall require FML's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

If BMI declines in writing to bring an action for infringement within a reasonable time (not to exceed 180 days) or decides to abandon any such action, and FML's rights within the Field are adversely affected by such infringement, FML may proceed in order to protect its rights. In such event, FML shall bear all expenses of the action (including costs incurred by BMI in taking any actions at FML's request), and shall retain any and all sums recovered in the action, and FML may deduct all costs and expenses in connection with any such actions against any amounts payable to BMI under this Agreement until such costs and expenses are fully recovered by FML. FML may settle any such claim so long as the terms of such settlement do not impair BMI's rights to the BMI Technology or increase the costs to BMI hereunder; otherwise, such settlement shall require BMI's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Alternatively, BMI and FML may agree in writing to share the costs of a particular action and any sums recovered.

7.4 Packaging. FML agrees that all Products sold by FML, its Affiliates, and Sublicensees will be marked with the Patent number of any applicable BMI Licensed Patents in accordance with each country's patent laws.

ARTICLE 8.

INDEMNIFICATION

8.1 Indemnification by FML. FML shall indemnify, defend and hold harmless BMI, its Affiliates, directors, officers and agents from and against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other Third Party lawsuit, claim, demand or other action (a "Liability") that arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants, obligations or agreements made by FML in this Agreement; or (b) FML's, its Affiliates', Sublicensees' or agents' use, marketing, promotion, sale or distribution of the BMI Technology or Products. FML's obligations to indemnify BMI hereunder shall not apply to the extent any such Liability arises out of or is based on the: (i) inactions or actions of BMI, its Affiliates, sublicensees, subcontractors, representatives for which BMI is obligated to indemnify FML under Section 8.2; or (ii) the gross negligence or willful misconduct of BMI, its Affiliates, sublicensees, subcontractors, or Representatives.

8.2 Indemnification by BMI. BMI shall defend and hold FML and its Affiliates, Sublicensees, officers, agents and employees harmless against any Liability that arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants, obligations or agreements made by BMI in this Agreement; (b) any claims that the BMI Technology or a Product, solely as a result of the use of BMI Technology therein, or its manufacture (solely as a result of the use of the BMI Technology therein), or the use, marketing, sale, promotion, distribution, manufacture or sale thereof, infringes the Patent, trade secret or proprietary right or any other intellectual property right of a Third Party. BMI's obligations to indemnify FML hereunder shall not apply to the extent any such Liability arises out of or is based on the: (i) inactions or actions of FML, its Affiliates, sublicensees or Representatives for which FML is obligated to indemnify BMI under Section 8.1; (ii) any modifications made by FML or pursuant to FML's direction and control; (iii) Product trademarks adopted by FML; or (iv) the gross negligence or willful misconduct of FML, its Affiliates, sublicensees or representatives.

8.3 Prompt Notice Required. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the indemnitee (the "Indemnitee") to the persons against whom indemnification may be sought (the "Indemnitor") as soon as reasonably practicable after such Indemnitee becomes aware of such claim. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Liability and shall specify the amount of Liability, if available, and relevant details thereof. The Indemnitor shall notify the Indemnitee no later than thirty (30) days from such notice of its intention to assume the defense of any such claim. Failure of the Indemnitee to notify the Indemnitor within such notice period shall not relieve the Indemnitor of any liability hereunder, except to the extent the Indemnitor reasonably demonstrates that the defense of such Third Party claim is prejudiced by such failure.

8.4 Indemnitor May Settle. The Indemnitor shall, at its expense, have the right to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Liability in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that the Indemnitee shall have the right to fully participate

in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Liability in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnitee without the consent of the Indemnitee, provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the claim being settled. No Indemnitee shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor's expense, and defend, settle or otherwise dispose of such action. With respect to any such action that the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Liability (including reasonable counsel fees and other reasonable expenses of defense). If FML is the Indemnitee in such case, FML shall be entitled to deduct its reasonable expenses of defending, settling or otherwise disposing of any such action from any monies due to BMI hereunder. Notwithstanding anything to the contrary in this Section 8.4, the Indemnitor shall not settle any action by admitting invalidity or unenforceability of a Patent owned or controlled by the Indemnitee without the Indemnitee's prior written consent.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES

9.1 BMI Representations and Warranties. BMI represents and warrants that: (a) it is a corporation duly organized validly existing and in good standing under the laws of Utah; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of BMI; (c) this Agreement is a legal and valid obligation binding upon BMI and is enforceable in accordance with its terms; (d) the execution, delivery and performance of this Agreement by BMI does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor to the best of its knowledge violate any Applicable Laws; (e) to BMI's knowledge, BMI is the sole and exclusive owner of all right, title and interest in and to the BMI Licensed Patents; (f) BMI has the right to grant the rights and licenses granted herein; (g) the BMI Licensed Patents are free and clear of any lien, encumbrance, security interest or restrictions on licensing; (h) BMI has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the BMI Technology, or any portion thereof, inconsistent with the license granted to FML herein; and (i) there are no pending or, to BMI's knowledge, threatened actions, suits, investigations, claims or proceedings in any way relating to the BMI Technology, except as otherwise disclosed in Schedule 8.1 attached hereto.

9.1.1 Patent Proceedings; Infringement. BMI represents and warrants that (a) to the best of its knowledge, no Patent application for a BMI Licensed Patent is the subject of any pending interference, opposition, cancellation or other protest proceeding, (b) to the best of its knowledge, the practice of the BMI Technology in the Field would not infringe

the intellectual property rights of any Third Party; (c) to the best of its knowledge, there have been no lapse of any claims within the BMI Licensed Patents listed in Exhibit 1 in any country; and (d) as of the Effective Date, BMI has not received any notices or communications that the development, manufacture, use, sale, importation or exportation of the BMI Technology would infringe any intellectual property rights of any Third Party.

9.1.2 Debarment. During the Term, neither Party shall not utilize any employee, representative, agent, assistant or associate who has been debarred pursuant to the Act in connection with any of the activities to be carried out under this Agreement. Each Party further represents and warrants to the other Party that, to the best of its knowledge, none of the entities, laboratories or clinical sites participating in the clinical studies prior to the Effective Date has been debarred.

9.2 FML Representation and Warranties. FML represents and warrants that: (a) it is a corporation duly organized validly existing and in good standing under the laws of the State of Utah; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of FML; (c) this Agreement is a legal and valid obligation binding upon FML and is enforceable in accordance with its terms; and (d) the execution, delivery and performance of this Agreement by FML does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor to the best of its knowledge violate any Applicable Laws.

9.3 Disclaimer of Warranties. Except as specifically provided in this Agreement, THE BMI TECHNOLOGY IS PROVIDED TO FML "AS IS." NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF BMI TECHNOLOGY OR PRODUCTS OR FML'S TECHNOLOGY, INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. EXCEPT AS EXPRESSLY STATED HEREIN, EACH PARTY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES WITH REGARD TO ITS TECHNOLOGY AND THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE AND NON-INFRINGEMENT.

ARTICLE 10.

EXPORT CONTROL LAWS

10.1 FML acknowledges that it is subject to United States laws and regulations controlling the export of products or technical information. FML agrees that it will not export, directly or indirectly, any technical information acquired from BMI under this Agreement or any products using such technical information to any country for which the United States government or agency thereof at the time of export requires an export license or other Governmental Approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

ARTICLE 11.

GENERAL

11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to principles of conflicts of laws or the U.N. Convention on the Sale of Goods. Disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the state and federal courts located in Salt Lake County, Utah, and each Party hereby consents to the personal jurisdiction and venue thereof.

11.2 Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint ventures of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

11.3 Assignment. This Agreement shall be not be assignable by either Party without the other Party's prior written consent, which shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement without such consent in connection with a transfer of all or substantially all of its assets to which this Agreement relates, whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

11.4 Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, computer mail or other electronic means, with confirmation of receipt, to the addresses set forth below (or such other address as a Party may notify the other of in writing):

BML: BioMeridian Corporation, Inc.
Attn: Mr. Jake Carter
Chief Executive Office
12411 South 265 West
Suite F
Draper, UT 84020

FML: Fresh Medical Laboratories, Inc.
Attn: Steven Eror
President and Chief Executive Officer
c/o Jeffrey M. Jones
Durham Jones & Pinegar
111 East Broadway, Suite 900
Salt Lake City, Utah 84111

with a copy to:

> Durham Jones & Pinegar
> 111 East Broadway
> Suite 900
> Salt Lake City, Utah 84111
> Attn: Jeffrey M. Jones, Esq.
> Telephone: 801-415-3000
> Fax: 801-415-3500

Notice so given shall be deemed given and received (a) if by mail, on the fourth day after posting; (b) if by cable, telegram, telex or personal delivery, on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and (c) if by overnight delivery courier, on the next Business Day following the day such notice is delivered to the overnight delivery courier service.

11.5 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, act of God, acts of public enemies, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party and the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

11.6 Compliance with Laws. Each Party shall furnish to the other Party any information related to the subject matter of this Agreement requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

11.7 LIMITATION OF LIABILITY. EXCLUDING A BREACH BY EITHER PARTY OF ITS RESPECTIVE CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES BY REASON OF A BREACH OF THIS AGREEMENT OR ANY WARRANTY OR OBLIGATION HEREUNDER, EVEN IF SUCH PARTY KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF ANY SUCH LIABILITY. THE TOTAL LIABILITY OF EITHER PARTY TO THE OTHER PARTY OR ANY AFFILIATE FOR ANY AND ALL CLAIMS RELATING TO OR ARISING UNDER THIS AGREEMENT WILL BE LIMITED TO (A) THE SUM OF PAYMENTS PAID OR PAYABLE BY FML TO BMI FOR THE TWO (2) YEAR PERIOD PRECEDING THE CLAIM, OR (B) THE AMOUNT OF $100,000, WHICHEVER IS GREATER, PROVIDED THAT THIS TOTAL LIABILITY CAP SHALL NOT APPLY TO A BREACH OF THE SCOPE OF THIS LICENSE BY FML, A BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 5, OR INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8.

11.8 Further Assurances. At any time or from time to time on and after the date of this Agreement, a Party shall at the written request of the other Party (a) deliver to the Party such records, data or other documents consistent with the provisions of this Agreement, (b) execute,

and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such actions, as the other Party may reasonably deem necessary or desirable in order for the other Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

11.9 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

11.10 Waiver. No waiver by either Party of any nonperformance or violation by the other Party of any of the covenants, obligations or agreements of such other Party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by either Party be deemed to be a waiver by such Party of its rights or remedies with respect to such violation or nonperformance.

11.11 Entire Agreement; Amendment. This Agreement (and the annexed Exhibit), constitutes the entire agreement between the Parties and supersedes any and all prior agreements or understandings, whether oral or written, between FML and BMI with respect to the subject matter hereof. No variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both Parties hereto. Without limiting the generality of the foregoing, no modification or amendment of this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgment of any Party's purchase orders, order acknowledgments, invoices, shipping documents or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement.

11.12 Headings. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

11.13 Written Documentation. It is understood and agreed that where this Agreement provides that a matter shall be agreed by the Parties, or that a notice, consent, approval, election or the like must be given, made, or otherwise communicated, the same shall only be effective if made in writing signed by a representative of the Party that is to be bound thereby.

11.14 Counterparts; Facsimile. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument. This Agreement may be signed and delivered to the other Party by facsimile signature and such transmission shall be deemed a valid signature.

IN WITNESS WHEREOF, FML and BMI have executed this Agreement by their respective duly authorized representatives.

FML LABORATORIES, INC.

By: ______________________ 1/21/2005
Date

Its: President & CEO

BIOMERIDIAN CORPORATION, INC.

By: ______________________ 1/20/2005
Date

Its: President & CEO

Agreement of Principals of BMI and its Affiliates:

The undersigned individuals hereby agree personally to the provisions of Section 2.10 of this Agreement.

Signature:____________________________
Print Name: JACOB CARTER

Signature:____________________________
Print Name: DOUGLAS HORNE

Signature:____________________________
Print Name: WILLIAM A FRESH

Exhibit 1: BMI Licensed Patents

Issued Patents

None

Patents Pending/Applications

TITLE	FILING DATE	ABSTRACT	STATUS
Systems and Methods for Providing an Enhanced Bioelectric Sensing Surface	4/10/2003	Systems and methods for providing and using an enhanced bioelectric sensing surface to facilitate locating and obtaining a bioelectric resistance value from a patient for therapeutic and/or diagnostic purposes. In one implementation, a bioelectric probe tip includes a conductive base having a configuration. An abrasive bristly conductive surface is coupled to or otherwise provided on a surface area of the conductive base, wherein the abrasive bristly conductive surface includes a plurality of bristles. Multiple bristles are able to simultaneously contact a surface layer of a patient's skin to enable the bioelectric probe tip to locate and obtain a bioelectric resistance value from the patient.	Pending
Methods for Obtaining Quick and Repeatable Electrical Signals in Living Organisms	7/16/2003	The present invention is a method for obtaining an electrical signal from a patient that corresponds to a meridian. The present method contemplates locating a dermal area of a patient proximate a meridian. One embodiment of the present invention comprises locating a dermal area by iteratively measuring and comparing the conductivity of a patient's skin until a significant level of conductance is indicated. A probe may then be placed in contact with the dermal area, and actuated to obtain an electrical signal therefrom. The probe tip may be specially designed to apply an appropriate amount of pressure to the dermal area to directly sense a meridian, and configured to avoid erroneous	Pending

		measurements resulting from misalignment of the probe or probe tip.	
Systems and Methods of Utilizing Electrical Readings in the Determination of Treatment	6/7/2004	The present invention relates to a system for determining treatment options from at least two electrical readings. The electrical readings are conductivity measurements of a particular region on the human body. The system utilizes a correlation algorithm to determine the diagnosis which can easily be correlated with appropriate treatments. The correlation algorithm may include the analysis of multiple electrical readings in determining the diagnosis. The system may also utilize a database of clinical data to further assist in determining the diagnosis.	Pending
Systems and Methods of Utilizing Electrical Readings in the Determination of Treatment	7/20/2004	The present invention relates to a system for determining treatment options from at least two electrical readings. The electrical readings are conductivity measurements of a particular region on the human body. The system utilizes a correlation algorithm to determine the diagnosis which can easily be correlated with appropriate treatments. The correlation algorithm may include the analysis of multiple electrical readings in determining the diagnosis. The system may also utilize a database of clinical data to further assist in determining the diagnosis.	Pending
Systems and Methods of Utilizing Electrical Readings in the Determination of Treatment	9/21/2004	The present invention relates to a method and system for obtaining an electrical signal from a patient that corresponds to a meridian for determining treatment options from at least two electrical readings. The present method contemplates locating a dermal area of a patient proximate a meridian. One embodiment of the present invention comprises locating a dermal area by iteratively measuring and comparing the conductivity of a patient's skin until a significant level of conductance is indicated. A probe may then be placed in contact with the dermal area, and actuated to obtain an electrical signal therefrom. The probe tip may be specially designed to apply an appropriate amount of pressure to the	Pending

		dermal area to directly sense a meridian, and configured to avoid erroneous measurements resulting from misalignment of the probe or probe tip. The system analyzes the electrical readings using a correlation algorithm to determine the diagnosis which can easily be correlated with appropriate treatments. The correlation algorithm may include the analysis of multiple electrical readings in determining the diagnosis. The system may also utilize a database of clinical data to further assist in determining the diagnosis.	

Schedule 2.7: Development Milestones

During the calendar year 2005 FML intends to assemble a permanent staff to prepare and file a New Investigational Device Exemption with the Food and Drug Administration, and to develop a protocol for the initial clinical trial of the device. With the completion of these elements, FML plans to enter into a clinical trial with a single site for the evaluation of the safety and utility of the device in the Field.

Schedule 8.1: Exceptions to Warranties

[attach description of Clark lawsuit]

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Order Summary

as of
30 Aug 2005 at 11:57 EST

Order Number	Order Received	Order Status	Status Updated	Customer Number
779724	30 Aug 2005	In-Process	30 Aug 2005	IDON764010

Docket Number or Customer Reference Number

Payment Method
Credit Card

Total Cost
$6.00

Name and Address
Fresh Medical Laboratories
Steven C Eror
825 Hilltop Road
Salt Lake City, UT
84103
USA

Phone Number
(801) 631-7288

USPTO
Office of Public Records
Document Services Division

Email Address
sceror@covad.net

Fax Number

Item No.	Qty	Document Number	Certification Statement	Document Media	Processing Time	Delivery Method	Cost	Status
				Utility Patent				
		Patent No.						
1	1	6736822	None	PDF File	1 day	Internet	$3.00	In-Process
2	1	6896682	None	PDF File	1 day	Internet	$3.00	In-Process
	2						**$6.00 Total**	

Status	Description
In-Process:	Indicates one or more items are still in the process of being retrieved, copied, certified, or prepared for delivery.
Shipped:	Indicates the item has completed being processed and has been shipped to you. In the case of an Internet-delivered document, it indicates that an email was sent informing you the document was available for downloading. When this status is applied to an order, it means either (a) all the items in the order were shipped; or (b) some items were shipped and any remaining items were cancelled or could not be processed.
Cancelled:	Indicates the item (or order) was cancelled. If you have questions about a cancellation, contact Customer Service. Some cancellations may have been processed under a different order number.
Error:	Indicates a problem was encountered when the item (or order) was being processed. If the error status remains longer than 24 hours, contact Customer Service.
Closed:	Indicates the item (or order) will not be further processed.

Order Confirmation:
Print this page and keep it as your receipt. You may check the status of this order at any time by clicking on the "Order Status" tab at the top of the page. If you have any questions about your order, contact Customer Service and provide them this order number: **779724**.

Customer Service

1.1 **Delivery of Existing BMI Technology**. Upon execution of this Agreement, BMI shall promptly deliver to FML a copy of all tangible materials and related documentation in BMI's possession or control that are necessary or useful to FML's use and exploitation of the New Developments in the Field. The foregoing deliveries shall include, without limitation, all plans, designs, documentation, source code, binary executable code, test code, and any non commercially available tools or software required to develop, compile, test and run software code, written or electronic files describing Know-How and existing or potential Improvements related to the BMI Technology. Product samples, regulatory filings and quality findings (including ISO 9000 filings), and the like.

I, Lynn Satterthwaite, the designated representative of FML, acknowledge BMI's full and prompt compliance with regard to the contractual obligation listed in paragraph 1.1 Delivering Existing BMI Technology to FML on the date of Feb 28th 2005. BioMeridian has delivered all of the below documents, files and electronic files and data:

-All plans,
- MSAS pro machine parts
- MSAS pro BOM
- EPIC

-Designs,
- MSAS Pro
- Epic

-Documentation,
- User manual
- Addendums
- Device file

-Source code,
- MSAS (Delphi)
- Firmware (c++) file

-Binary executable code,
- Current firmware
- Current software and Installation code

-Test code,
- Epic test software

-Any non commercially available tools or software required to develop, compile, test and run software code,
- **Commercially available**
- **Borland Delpi 3 & Delpi 6 (software)**
- **Altera Quartus and Nios II development kit with software (programmable logic)**
- **Microsoft C++.net (firmware)**
- **Solid works (machine part files)**
- **Wise Installations software**

-Electronic files describing Know-How and
- Software and hardware Development files

FML [signature] BMI [signature]

-Existing or potential Improvements related to the BMI Technology,
Verbal discussions with Lynn

-Product samples,
Previously delivered MSAS Professional and Epic

-Regulatory filings and
Device File-Previously delivered

-Quality findings (including ISO 9000 filings), and the like
Device File-Previously delivered

Fresh Med Labs

[signature] 2 Mar 2005
Date

BioMeridian International

[signature] 2 Mar 2005
Date